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EXBIBIT 10.19

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), by and between Verrica Pharmaceuticals Inc., a Delaware corporation (the "Company") and Joseph Bonaccorso (the "Employee"), amends, restates, and supersedes in its entirety the Employment Agreement between the Company and the Employee that was effective January 6, 2018, as amended January 29, 2018 (such January 6, 2018 and January 29, 2018 agreements together, the "Prior Agreement"). This Agreement is entered into effective January 10, 2020 (the "Effective Date"). Company and Employee are each herein referred to individually as a "Party," or collectively as the "Parties").

Whereas, the Company desires to continue to employ the Employee in the capacity of full-time Chief Commercial Officer pursuant to the terms of this Agreement and, in connection therewith, to compensate the Employee for Employee's personal services to the Company; and

Whereas, the Employee wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.	EMPLOYMENT BY THE COMPANY.

1.1At-Will Employment. Employee shall continue to be employed by the Company on an "at-will" basis, meaning either the Company or Employee may terminate Employee's employment at any time, with or without cause or advanced notice. Any contrary representations that may have been made to Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Employee and the Company on the "at-will" nature of Employee's employment with the Company, which may be changed only in an express written agreement signed by Employee and a duly authorized officer of the Company. Employee's rights to any compensation following a termination shall be only as set forth in Section 6.

1.2Position. Subject to the terms set forth herein. the Company agrees to continue to employ Employee, initially, in the position of Chief Commercial Officer and Employee hereby accepts such continued employment. During the term of Employee's employment with the Company, Employee will continue to devote Employee's best efforts and substantially all of Employee's business time and attention to the business of the Company.

1.3Duties. Employee will continue to report to the Chief Executive Officer ("CEO") of the Company, performing such duties as are normally associated with his position and such duties as are assigned to him from time to time, subject to the oversight and direction of the CEO and the Company's Board of Directors (the "Board''). Employee shall perform his duties under this Agreement principally out of the Company's office in Berkley Heights, NJ or such other location as assigned. In addition, the Employee shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

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1.4Company Policies and Benefits. The employment relationship between the parties shall remain subject to the Company's personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company's sole discretion. The Employee remains eligible to participate on the same basis as similarly situated employees in the Company's benefit plans and paid time off policies, in all cases, as in effect from time to time during his employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

2.	COMPENSATION.

2.1Salary. Employee shall receive for Employee's services to be rendered hereunder an initial annualized base salary of $374,500 per year, subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements in accordance with Company's standard payroll practices ("Base Salary").

2.2	Bonus.

(a)During Employment. Employee shall be eligible to earn an annual performance bonus with a target amount equal to 40% (the "Target Percentage") of his Base Salary ("Annual Bonus"). The Annual Bonus will be based upon the Board's assessment of the Employee's performance and the Company's attainment of targeted goals as set by the Board in its sole discretion. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Board will determine whether the Employee has earned the Annual Bonus, and the amount of any Annual Bonus, which can be above or below the Target Percentage, based on the set criteria. No amount of the Annual Bonus is guaranteed, and the Employee must be an employee in good standing on the Annual Bonus payment date to be eligible to receive an Annual Bonus; no partial or prorated bonuses will be provided. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year immediately following the applicable calendar year for which the Annual Bonus is being measured. The Employee's eligibility for an Annual Bonus is subject to change in the discretion of the Board (or any authorized committee thereof).

(b)Upon Termination. In the event Employee leaves the employ of the Company for any reason prior to payment of any bonus, he is not eligible for such bonus, prorated or otherwise.

2.3Future Equity Awards. Employee remains eligible to be considered for future equity awards as may be determined by the Board or a committee of the Board in its discretion in accordance with the terms of any applicable equity plan or arrangement that may be in effect from time to time.

2.4Expense Reimbursement. The Company will reimburse Employee for all reasonable, documented business expenses incurred in connection with his services hereunder, in accordance with the Company's business expense reimbursement policies and procedures as may be in effect from time to time.

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3.CONFIDENTIAL INFORMATION, INVENTIONS, NON-COMPETITION AND NON- SOLICITATION OBLIGATIONS. As a condition of continued employment, and in consideration for the benefits provided under this Agreement that were not provided under the Prior Agreement, Employee agrees to execute and abide by an Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement attached as Exhibit A (the "Confidential Information Agreement"), which may be amended by the parties from time to time without regard to this Agreement. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

4.OUTSIDE ACTIVITIES. Except with the prior written consent of the Company's Board, Employee will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Employee's responsibilities and the performance of Employee's duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Employee may wish to serve; (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Employee's duties; (iii) reasonable time devoted to service on boards of directors of companies that are not competitive with the Company, do not otherwise present a conflict of interest and would not otherwise interfere with Employee's responsibilities and the performance of Employee's duties hereunder, subject to the prior written approval of the Board (which approval shall not be unreasonably withheld); and (iv) such other activities that would not interfere with Employee's responsibilities and the performance of Employee's duties hereunder as may be specifically approved by the Board (which approval shall not be unreasonably withheld). This restriction shall not, however, preclude the Employee from owning less than one percent (1%) of the total outstanding shares of a publicly traded company.

5.No CONFLICT WITH EXISTING OBLIGATIONS. Employee represents that Employee's performance of all the terms of this Agreement and as an Employee of the Company do not and will not breach any agreement or obligation of any kind made prior to Employee's employment by the Company, including agreements or obligations Employee may have with prior employers or entities for which Employee has provided services. Employee has not entered into, and Employee agrees that Employee will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6.TERMINATION OF EMPLOYMENT. The parties acknowledge that Employee's employment relationship with the Company continues to be at-will. Either Employee or the Company may terminate the employment relationship at any time, with or without Cause. The provisions in this Section govern the amount of compensation, if any, to be provided to Employee upon termination of employment and do not alter this at-will status.

6.1Termination by the Company Without Cause (not in Connection with a Change in Control).

(a)The Company shall have the right to terminate Employee's employment with the Company pursuant to this Section 6.1 at any time without "Cause" (as defined in Section 6.2(a) below) by giving notice as described in Section 6.7 of this Agreement.

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A termination pursuant to Section 6.6 below is not a termination without "Cause" for purposes of receiving the benefits described in this Section 6.1.

(b)In the event Employee's employment is terminated without Cause at any time except during the Change in Control Measurement Period (as defined in Section 6.4 below), then provided that the Employee executes and does not revoke a separation agreement that includes a general release substantially in the form attached hereto as Exhibit B (the "Release"), and subject to Section 6.l(c) (the date that the Release becomes effective and may no longer be revoked by the Employee is referred to as the "Release Date"), then Employee shall be eligible for the following "Non-CIC Severance Benefits":

(i)the Company shall pay to Employee an amount equal to Employee's then current Base Salary for the Severance Period (as defined below), less applicable withholdings and deductions, in installments in accordance with the Company's ordinary payroll practices commencing on the Company's first regular payroll date that is more than sixty (60) days following the Separation Date (as defined below), and shall be for any accrued Base Salary for the sixty (60) day period plus the period from the sixtieth (60th) day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company's regular payroll dates; and

(ii)if the Employee timely elects continued coverage under COBRA for himself and his covered dependents under the Company's group health plans following such termination, then the Employee will be entitled to the following COBRA benefits: the Company shall pay the COBRA premiums necessary to continue the Employee's and his covered dependents' health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of (x) a number of months following the termination date equal to the Severance Period; (y) the date when the Employee becomes eligible for health insurance coverage in connection with new employment or self-employment; or (iii) the date the Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the "Non-CIC COBRA Payment Period''). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Employee's behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay the Employee on the last day of each remaining month of the Non-CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the "Special Severance Payment'), such Special Severance Payment to be made without regard to the Employee's payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the Non-CIC COBRA Payment Period. Nothing in this Agreement shall deprive the Employee of his rights under COBRA or BRISA for benefits under plans and policies arising under his employment by the Company.

(c)Employee shall not receive the Non-CIC Severance Benefits pursuant to Section 6.l(b), or the CIC Severance Benefits (as defined below) pursuant to Section 6.4(a), unless he executes the Release within the consideration period specified therein, which shall in no event be more than sixty (60) days, and until the Release becomes effective and can

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no longer be revoked by Employee under its terms. Employee's ability to receive benefits pursuant to Section 6.l(b) or Section 6.4(a) is further conditioned upon his: returning all Company property; complying with his post-termination obligations under this Agreement and the Confidential Information Agreement; and complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein.

(d)The benefits provided to Employee pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Employee may otherwise be entitled under any Company severance plan, policy or program. For avoidance of doubt, Employee shall not be eligible for both CIC Severance Benefits and Non-CIC Severance Benefits.

(e)The damages caused by the termination of  Employee's employment without Cause would be difficult to ascertain; therefore, the severance for which Employee is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(f)	For purposes of this Agreement, "Severance Period' shall mean

(i)zero (0) months in the event a termination under this Section 6.1 or under Section 6.3 (an "Involuntary Termination") occurs on or before February 7, 2019, (ii) six (6) months  in the event an Involuntary Termination occurs after February 7, 2019 and on or before February 7, 2020, and (iii) twelve (12) months in the event an Involuntary Termination occurs after February 7, 2020.

6.2Termination by the Company for Cause. Subject to Section 6.2(b) below, the Company shall have the right to terminate Employee's employment with the Company at any time for Cause by giving notice as described in this Section 6.2 and in Section

6.6	of this Agreement.

(a)"Cause" for termination shall mean the occurrence of any of the following: (i) Employee's conviction of any felony or any crime involving fraud or dishonesty;

(ii)

Employee's participation in a fraud, act of dishonesty or other act of gross misconduct that adversely affects the Company; (iii) conduct by Employee that demonstrates Employee's gross unfitness to serve under circumstances that materially and adversely affect the Company; (iv) Employee's violation of any statutory or fiduciary duty, or duty of loyalty, owed to the  Company; (v) Employee's breach of any material term of any contract between such Employee and the Company; and/or (vi) Employee's serious violation of a material Company policy. Whether a termination is for Cause shall be decided by the Board in its sole and exclusive judgment and discretion.   Prior to termination for Cause pursuant to each event listed in (iii) and

(iv) above, the Company shall give the Employee notice of such event(s), which notice shall specify in reasonable detail the circumstances constituting Cause, and an opportunity to explain the circumstances.   Prior to any termination for Cause pursuant to each event listed in (v) and

(vi) above, to the extent such event(s) is (are) capable of being cured by Employee, (A) the Company shall give the Employee notice of such event(s), which notice shall specify in reasonable detail the circumstances constituting Cause, and an opportunity to cure, and (B) there shall be no Cause with respect to any such event(s) if the Board determines in good faith that such events have been cured by Employee within fifteen (15) days after the delivery of such notice.

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(b)In the event Employee's employment is terminated at any time for Cause, Employee will not receive the Non-CIC Severance Benefits described in Section 6.l(b), the CIC Severance Benefits described in Section 6.4(a), or any other severance compensation or benefit, except that, pursuant to the Company's standard payroll policies, the Company shall pay to Employee the accrued but unpaid salary of Employee through the date of termination, together with all compensation and benefits payable to Employee based on his participation in any compensation or benefit plan, program or arrangement through the date of termination.

6.3Resignation by the Employee With Good Reason (not in Connection with a Change in Control).

(a)Employee may resign from Employee's employment with the Company for Good Reason by giving notice following the end of the Cure Period (as defined in this Section). For purposes of this Agreement, "Good Reason"  for the Employee  to terminate his employment hereunder shall mean any of following actions are taken by the Company without Employee's prior written consent: (i) a material reduction by the Company  of Employee's Base Salary as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive team compensation, such reduction shall not constitute Good Reason; (ii) a material breach of this Agreement by the Company; (iii) the relocation of Employee's principal place of employment, without Employee's consent, by fifty (50) or more miles from his then current principal place of employment immediately prior to such relocation; or (iv) a material reduction in Employee's title, duties, authority, or responsibilities relative to Employee's title, duties, authority, or responsibilities in effect immediately prior to such reduction; provided, however, that, any such termination by Employee shall only be deemed for Good Reason pursuant to this definition if: (1) Employee gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the "Cure Period''); and (3) Employee voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

(b)In the event Employee resigns from employment for Good Reason at any time except during the Change in Control Measurement Period, then provided that the Employee executes and does not revoke the Release and subject to Section 6.l (c), then the Company shall pay to Employee the Non-CIC Severance Benefits described in Section 6.l(b).

6.4	Termination by the Company without Cause or Resignation by

Employee for Good Reason (in connection with a Change in Control).

(a)In the event that Employee's employment is terminated without Cause or Employee resigns for Good Reason in either case within twelve (12) months following or one (1) month prior to the effective date of a Change in Control ("Change in Control Measurement Period'') of the Company, then provided that the Employee executes and does not revoke  the  Release  and  subject  to  Employee's  compliance  with  the  requirements  of Section 6.l(c), then Employee will be eligible for the following "CIC Severance Benefits:"

(i)the Company shall pay to Employee an amount equal to Employee's then current Base Salary for twelve (12) months, less applicable withholdings and

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deductions, in installments in accordance with the Company's ordinary payroll practices commencing on the Company's first regular payroll date that is more than sixty (60) days following the Separation Date, and shall be for any accrued Base Salary for the sixty (60) day period plus the period from the sixtieth (60th) day until the regular payroll date, if applicable, and all salary continuation payments thereafter, shall be made on the Company's regular payroll dates; and

(ii)the Company will pay a cash severance benefit equal to the Employee's Annual Bonus paid at the Target Percentage for the year in which Employee's Separation Date occurs. Such cash severance benefit will be paid in a single lump sum cash payment on the Company's first regular payroll date that is more than sixty (60) days following the Separation Date.

(iii)if the Employee timely elects continued coverage under COBRA for himself and his covered dependents under the Company's group health plans following such termination, then the Employee will be entitled to the following  COBRA benefits: the Company shall pay the COBRA premiums necessary to continue the Employee's and his covered dependents' health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of (x) twelve (12) months following the termination date; (y) the date when the Employee becomes eligible for health insurance coverage in connection with new employment or self-employment; or (iii) the date the Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the "CIC COBRA Payment Period''). Notwithstanding the foregoing, if at any time the Company determines that  its payment of COBRA premiums on the Employee's behalf would result in a violation of  applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay the Employee on the last day of each remaining month of the CIC COBRA Payment Period the Special Severance Payment, such Special Severance Payment to be made without regard to the Employee's payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the CIC COBRA Payment Period. Nothing in this Agreement shall deprive the Employee of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(iv)With regard to Employee's equity awards: (i) The vesting and exercisability of all outstanding time-based vesting equity awards and performance-based vesting equity awards (together, the "Equity Awards") that are held by Employee on such date shall be accelerated in full as of the later of the effective date of such Change in Control and Employee's termination date, and (ii) any reacquisition or repurchase rights held by the  Company in respect of common stock issued pursuant to any other Equity Awards granted Employee by the Company shall lapse in full as of the later of the effective date of such Change in Control and Employee's termination date. For purposes of determining the number of shares that will vest pursuant to this provision with respect to any performance-based vesting equity awards for which the performance period has not ended and that has multiple vesting levels depending upon the level of performance, vesting acceleration with respect to any ongoing performance period(s) shall occur with respect to the number of shares subject to the award as if the applicable performance criteria had been attained at a 100% level or, if greater, based on

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actual performance as of the later of the effective date of the Change in Control and Employee's termination date. Notwithstanding the foregoing, this Section 6.4(a)(iv) shall not apply to common stock issued under or held in any plan sponsored by the Company or its affiliates that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. Notwithstanding any contrary terms governing the Equity Awards or common stock held by Employee, if a Change in Control has not occurred prior to Employee's termination date, no forfeiture of the Equity Awards will occur and no reacquisition or repurchase rights will be exercised by the Company for one month following the termination date, to enable the application of this paragraph if a Change in Control does occur during that month.

(b)The CIC Severance Benefits provided to Employee pursuant to this Section 6.4 are in lieu of, and not in addition to, any benefits to which Employee may otherwise be entitled under any Company severance plan, policy or program.

(c)Any damages caused by the termination of Employee's employment without Cause during the Change in Control Measurement Period would be difficult to ascertain; therefore, the CIC Severance Benefits for which Employee is eligible pursuant to Section 6.4(a) above in exchange for the Release are agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.5	Resignation by the Employee Without Good Reason.

(a)Employee may resign from Employee's employment with the Company at any time by giving notice as described in Section 6.7.

(b)In the event Employee resigns from Employee's employment with the Company other than for Good Reason, Employee will not receive the Non-CIC Severance Benefits, the CIC-Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company's standard payroll policies, the Company shall pay to Employee the accrued but unpaid salary of Employee through the date of resignation, together with all compensation and benefits payable to Employee through the date of resignation under any compensation or benefit plan, program or arrangement during such period and Employee shall be eligible for any benefit continuation or conversion rights provided by the provisions of a benefit plan or by law.

6.6	Termination by Virtue of Death or Disability of the Employee.

(a)In the event of Employee's death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company's standard payroll policies,  pay  to the Employee's legal representatives Employee's accrued but unpaid salary through the date of death together with all compensation and benefits payable to Employee based on his participation in any compensation or benefit plan, program or arrangement through the date of termination.

(b)Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to the Employee, to terminate this Agreement based on the Employee's Disability (as defined below). Termination by the Company of the Employee's employment based on "Disability" shall mean termination because the Employee is unable due to a physical or mental condition to perform the essential functions of his position

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with or without reasonable accommodation for six (6) months in the aggregate during any twelve

(12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period, provided that such condition meets the definition of a disability for coverage under the terms of Company's then-current long-term disability insurance plan. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Employee's employment is terminated based on the Employee's Disability, Employee will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company's standard payroll policies, the Company shall pay to Employee the accrued but unpaid salary of Employee through the date of termination, together with all compensation and benefits payable to Employee based on his participation in any compensation or benefit plan, program or arrangement through the date of termination.

6.7	Notice; Effective Date of Termination.

(a)	Termination of Employee's employment (the "Separation Date")

pursuant to this Agreement shall be effective as follows:

(i)ten (10) days after the Company has provided Employee with written notice of Employee's termination without Cause under Section 6.1 or 6.4;

(ii)For a termination for Cause: (aa) under Section 6.2(a)(i) or 6.2(a)(ii), immediately upon provision by the Company of written notice of the reasons to Employee; (bb) under Section 6.2(a)(iii) or 6.2(a)(iv), following the required written notice to Employee and expiration of the period during which Employee may explain; (cc) under Section 6.2(a)(v) or 6.2(a)(vi), following the required written notice to Employee and expiration of the 15-day cure period, if Employee has not cured;

(iii)	immediately upon the Employee's death;

(iv)thirty (30) days after the Company gives notice to Employee of Employee's termination on account of Employee's Disability under Section 6.6, unless the Company specifies a later Separation Date, in which case, termination shall be effective as of such later Separation Date, provided that Employee has not returned to the full time performance of Employee's duties prior to such date;

(v)on the date specified in Employee's written notice of Employee's resignation for Good Reason, provided it is within thirty (30) days after the Cure Period has ended and the Company has failed to remedy any of the reasons for Good Reason set forth in Employee's initial notice under Section 6.3(a); or

(vi)ten (10) days after the Employee gives written notice to the Company of Employee's resignation, provided that the Company may set a Separation Date at any time between the date of notice and the date of resignation, in which case the Employee's resignation shall be effective as of such other date. Employee will receive compensation through the Separation Date.

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(b)	In the event notice of a termination under subsections (a)(iii) and

(iv) is given orally, at the other party's request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

6.8Cooperation With Company After Termination of Employment. Following termination of Employee's employment for any reason, Employee shall reasonably cooperate with the Company in all matters relating to the winding up of Employee's pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other Employees as may be designated by the Company.

6.9Application of Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute "deferred compensation" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended ("Code") and the regulations and other guidance thereunder and any state law of similar effect (collectively, "Section 409A") shall not commence in connection with Employee's termination of employment unless and until Employee has also incurred a "separation from service" (as such term is defined in Treasury Regulation Section l.409A-l(h)) ("Separation From Service"), unless the Company reasonably determines that such amounts may be provided to Employee without causing Employee to incur the additional 20% tax under Section 409A. It is intended that each installment of severance pay provided for in this Agreement is a separate "payment" for purposes of Treasury Regulation Section l.409A- 2(b)(2)(i). For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-l(b)(4), 1.409A-l(b)(5), and 1.409A-l(b)(9). If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute "deferred compensation" under Section 409A and Employee is, on the termination of service, a "specified employee" of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (a) the date that is six months and one day after Employee's Separation From Service, or (b) the date of Employee's death (such applicable date, the "Specified Employee Initial Payment Date"). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to Employee a lump sum amount equal to the sum of the payments and benefits that Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement. All reimbursements provided under this Agreement shall be subject to the following requirements:

(i) the amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year, (ii) all reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred, and (iii) the right to

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reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit. It is intended that all payments and benefits under this Agreement shall either comply with or be exempt from the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Employee for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

7.	GENERAL PROVISIONS.

7.1Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Employee at Employee's address as listed on the Company payroll, or at such other address as the Company or the Employee may designate by ten (10) days advance written notice to the other.

7.2Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3Waiver. If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4Complete Agreement. This Agreement constitutes the entire agreement between Employee and the Company with regard to the subject matter hereof.  This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements, including the Prior Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Employee and an authorized officer of the Company. The parties have entered into a separate Confidential Information Agreement and have or may enter into separate agreement related to stock option awards. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of the Employee's employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

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7.5Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Employee may not assign or transfer this Agreement or any rights or obligations hereunder, other than to his estate upon his death.

7.8Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the Commonwealth of Pennsylvania, without regard to its rules of conflicts or choice of laws.

7.9Indemnification. The Employee shall be entitled to indemnification to the maximum extent permitted by applicable law and the Company's Bylaws with terms no less favorable than provided to any other Company executive officer and subject to the terms of any separate written indemnification agreement. At all times during the Employee's employment, the Company shall maintain in effect a directors and officers liability insurance policy with the Employee as a covered officer.

7.10Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Employee's employment with the Company or out of this Agreement, or the Employee's termination of employment or termination of this Agreement, may not be in the best interests of either the Employee or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Employee's employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. ("JAMS'') or its successor, under the then applicable JAMS rules; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be Philadelphia, Pennsylvania. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators' fees and expenses and all administrative fees and expenses associated

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with the filing of the arbitration shall be borne by the Company; provided however, that at the Employee's option, Employee may voluntarily pay up to one-half the costs and fees, for which Employee shall be reimbursed by the Company. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Employee and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement on the day and year first written above.

COMPANY:

Verrica Pharmaceuticals Inc.

By  :       /s/ Ted White

Name: Ted White

Title:President and Chief Executive Officer

EMPLOYEE:

      /s/ Joseph Bonaccorso

       Joseph Bonaccorso

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Exhibit A

Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement

A-1

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EMPLOYEE CONFIDENTIAL INFORMATION, INVENTIONS, NON-SOLICITATION
AND NON-COMPETITION AGREEMENT

In consideration of my employment or continued employment by Verrica Pharmaceuticals Inc., and its subsidiaries, parents, affiliates, successors and assigns (together, "Company") and the compensation now and later paid to me and in further consideration of my eligibility for additional severance opportunities under my Amended and Restated Employment Agreement with Company dated January I 0, 2020, I hereby enter into this Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (the "Agreement') and agree as follows:

1.	CONFIDENTIAL INFORMATION PROTECTIONS.

1.1Recognition of Company's Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company's Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon or publish any of Company's Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to Verrica Pharmaceuticals Inc. any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Verrica Pharmaceuticals Inc. and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:

(1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2Confidential Information. The term "Confidential Information" shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, "Confidential Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code versions, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights therein (collectively, "Inventions"); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential Customers; (d) information regarding any of Company's business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Company and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to "whistleblower" statutes or other similar provisions that protect such disclosure.

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1.3Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information ("Third Party Information") subject to a duty on Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.

1.4Term of Nondisclosure Restrictions. I understand that Confidential Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1. If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two (2) year period after the date my employment ends will be the temporal limitation relevant to the contested restriction, provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

1.5No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.	ASSIGNMENTS OF INVENTIONS.

2.1Definitions. As used in this Agreement, the term "Intellectual Property Rights" means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term "Copyright' means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work  of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term "Moral Rights" means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2

Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to Company's business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the commencement of my employment with, and which are not to be assigned to, Company ("Excluded Inventions"). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to Company's business or actual or demonstrably anticipated research or development. For purposes of this Agreement, "Other Inventions" means Inventions in which I have or may have an interest, as of the commencement of my employment, other than Company Inventions (defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.3Assignment of Company Inventions. Inventions assigned to Verrica Pharmaceuticals Inc., or to a third party as directed by Verrica Pharmaceuticals Inc. pursuant to Section 2.6, are referred to in this Agreement as "Company Inventions." Subject to Section 2.4 (Unassigned or Nonassignable Inventions) and except for Excluded Inventions set forth in Exhibit A and Other Inventions, I hereby assign to Verrica Pharmaceuticals Inc. all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first

2.

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fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Verrica Pharmaceuticals Inc. and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company's customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using Company's equipment, supplies, facilities, trade secrets or Confidential Information, except for those Inventions that either (i) relate to Company's actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to Company under New Jersey Statutes Annotated § 34: l B-265 ("New Jersey Inventions Law").

2.5Obligation to Keep Company Informed. During the period of my employment and for one (1) year after termination of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to Company all patent applications filed by me or on my behalf within one (1) year after termination of employment. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of the New Jersey Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any Confidential Information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the New Jersey Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under the New Jersey Inventions Law.

2.6Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7
Ownership of Work Product.

(a)I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

(b)I agree that Verrica Pharmaceuticals Inc. will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Verrica Pharmaceuticals Inc. all right, title, and interest worldwide in and to such work product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

2.8Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Verrica Pharmaceuticals Inc. or its designee, including the United States or any third party designated by Verrica Pharmaceuticals Inc. My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company's request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company  and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Verrica Pharmaceuticals Inc.

3.

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2.9Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license  that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company's policies regarding the use of such software.

3.

RECORDS. I agree to keep and  maintain  adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4.DUTY OF LOYALTY DURING EMPLOYMENT. I agree that during the period of my employment by Company I will not, without Company's express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5.	NO SOLICITATION OF EMPLOYEES, CONSULTANTS, CONTRACTORS, OR CUSTOMERS OR POTENTIAL CUSTOMERS. I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:

5.1solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out the contact;

5.2solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined in Section 6 below);

5.3hire, employ, or engage in a business venture with as partners or owners or other joint capacity, or attempt to hire, employ, or engage in a business venture as partners or owners or other joint capacity, with any person then employed by Company or who has left the employment of Company within the preceding three (3) months to research, develop, market, sell, perform or provide Conflicting Services;

5.4solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;

5.5solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services; or

5.6perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer.

The parties agree that for purposes of this Agreement, a "Customer or Potential Customer" is any person or entity who or which, at any time during the one (1) year period prior to my contact with such person or entity as described in Sections 5.4-5.6 above if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one (1) year period prior to the date my employment with Company ends: (i) contracted for, was billed for, or received from Company any product, service or process with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which l worked directly or indirectly during my employment with Company or about which I acquired Confidential Information; or (iii) was solicited by Company in an effort in which I was involved or of which I was aware.

6.	NON-COMPETE PROVISION. I agree that for the one

(1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory (as defined below), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory.

4.

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The parties agree that for purposes of this Agreement, "Conflicting Services" means any product, service, or process or the research and development thereof, of any person or organization other than Company that directly competes with a product, service, or process, including the research and development thereof, of Company with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information during my employment by Company.

The parties agree that for purposes of this Agreement, "Restricted Territory" means the one hundred (100) mile radius of any of the following locations: (i) any Company business location at which I have worked on a regular or occasional basis during  the preceding year; (ii) my home if I work from home on a regular or occasional basis; (iii) any potential business location of Company under active consideration by Company to which I have traveled in connection with the consideration of that location; (iv) the primary business location of a Customer or Potential Customer; or (v) any business location of a Customer or Potential Customer where representatives of the Customer or Potential Customer with whom I have been in contact in the preceding year are based.

7.	REASONABLENESS OF RESTRICTIONS.

7.1I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company's legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

7.3If the court declines to enforce this Agreement in the manner provided in subsection 7.2, I and Company agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

7.4If after applying the provisions of subsections 7.2 and 7.3, a court still decides that this Agreement or any of its restrictions is unenforceable for lack of reasonable geographic limitation and the

Agreement or restriction(s) cannot otherwise be enforced, the parties hereby agree that the fifty (50) mile radius from any location at which I worked for Company on either a regular or occasional basis during the one (1) year immediately preceding termination of my employment with Company shall be the geographic limitation relevant to the contested restriction.

8.NO CONFLICTING AGREEMENT OR OBLIGATION. represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

9.RETURN OF COMPANY PROPERTY. When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company's premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company's personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company's termination statement if required to do so by Company.

10.	LEGAL AND EQUITABLE REMEDIES.

10.1I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and

5.

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remedies that Company may have for a breach or threatened breach of this Agreement.

10.2I agree that if Company is successful in whole or in part in any legal or equitable action against me under this Agreement, Company will be entitled to payment of all costs, including reasonable attorneys' fees, from me.

10.3In the event Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 will remain in effect for a period of twelve (12) months from the effective date of the order enforcing the Agreement.

11.NOTICES. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled "Attention Chief Executive Officer," and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12.PUBLICATION OF THIS AGREEMENT TO SUBSEQUENT EMPLOYER OR BUSINESS ASSOCIATES OF EMPLOYEE.

12.1If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 5 and 6 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

12.2I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect and I also authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

13.	GENERAL PROVISIONS.

13.1

Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of New Jersey as such laws are applied to agreements entered into and to be performed entirely within New Jersey between New Jersey residents. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts for the county in which Company's principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

13.2Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

13.3Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

13.4Survival. The provisions of this Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

13.5Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company's right to terminate my employment at any time, with or without cause or advance notice.

13.6Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data

6.

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acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

13.8Advice         of       Counsel.I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. TIDS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

13.9Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Subsections 2.4 and 2.7(a)) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant if no other agreement governs nondisclosure and assignment of Inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us; provided, however, prior to the execution of this Agreement, if Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement will be effective as of January 10, 2020.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. [ HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

/s/ Joseph Bonaccorso

Name:Joseph Bonaccorso

Title:Chief Commercial Officer

ACCEPTED AND AGREED TO:

VERRICA PHARMACEUTICALS INC.

By:_ _/s/ Ted White

_ _ _ _

Name:Ted White

Title:Chief Commercial Officer

7.

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EXHIBIT A

LIST OF EXCLUDED INVENTIONS

1.Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Verrica Pharmaceuticals Inc. that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Verrica Pharmaceuticals Inc.:

DNo inventions or improvements.

DSee below:

DateIdentifying Number or Brief Description

DAdditional sheets attached.

2.

Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3. D	Additional sheets attached.

213884058

A-1.

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Exhibit B
Release Agreement

This Release Agreement ("Release" or "Agreement') is made by and between Joseph Bonaccorso ("you") and Verrica Pharmaceuticals Inc. (the "Company"). A copy of this Release is an attachment to the Amended and Restated Employment Agreement between the Company and you dated January 10, 2020 (the "Employment Agreement'). Capitalized terms not defined in this Agreement carry the definition found in the Employment Agreement.

1.	Severance Payments; Other Payments.

a.In consideration for your execution, return and non-revocation of this Release on or after your Separation Date, the Company will provide you with the following "Severance Benefits": [to include payment of specific severance payments and COBRA benefits to be paid].

b.In addition, regardless of whether you sign this Agreement, the Company affirms that it will pay the following on the next regularly scheduled date on which payroll is run, as required under Section 6 of the Employment Agreement,: [to include payment of all salary, business expense reimbursements and other amounts due to employee that are not part of the severance].

2.Compliance with Section 409A. The Severance Benefits offered to you by the Company are payable in reliance on Treasury Regulation Section l.409A-l(b)(9) and the short term deferral exemption in Treasury Regulation Section l.409A-l(b)(4). For purposes of Code Section 409A, your right to receive any installment payments (whether pay in lieu of notice, Severance Benefits, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. All payments and benefits are subject to applicable withholdings and deductions.

3.Release. In exchange for the Severance Benefits and other consideration, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the "Employee Parties"), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the "Company Parties") of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys' fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to my employment with the Company and separation therefrom, arising at any time prior to and including the execution date of this Agreement, including  but not limited  to:  all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, vacation pay, the right to receive additional grants of stock, stock options or other ownership interests in the Company, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or  local law, statute, or cause of action; tort law; or contract law (individually a "Claim" and collectively "Claims"). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in

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violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended ("ADEA"); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Pennsylvania Human Relations Act; the Pennsylvania Whistleblower Law; the Pennsylvania Equal Pay Law; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Law on Equal Pay; the New Jersey Political Activities of Employees Law; the New Jersey Genetic Testing Law; the New Jersey Family Leave Act; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act; and

has violated any statute, public policy or common law (including, but not limited to, Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise: (i) from events that occur after the date this Release is executed; (ii) that relate to a breach of this Agreement; (iii) that relate to any existing ownership interest in the Company or vested equity awards as of the date this Release is executed; (iv) that relate to my vested benefits or existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company that arise after this Release is executed; (v) in connection with any right of indemnification you may have for any liabilities  arising from your actions within the course and scope of your employment with the Company or within the course and  scope of your role as an officer of the Company; and (vi) any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers' compensation laws. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency ("Government Agencies" ), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party.

4.Your Acknowledgments and Affirmations. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law,

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including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers' compensation law.  In addition, you acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA ("ADEA Waiver"). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your release and waiver herein does not apply to any rights or  claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke it (by sending written revocation directly to Christopher G. Hayes, General Counsel for the Company; and (e) the Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth (8th) day after you sign this Agreement.

5.Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with Christopher G. Hayes, General Counsel for the Company. Receipt of the Severance Benefits described in Section 1 of this Agreement is expressly conditioned upon return of all Company property.

6.Confidential Information, Non-Competition and Non-Solicitation Obligations.  Both during and after your employment you acknowledge your continuing obligations under your Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement not to use or disclose any confidential or proprietary information of the Company and comply with your post-employment non-competition and nonsolicitation restrictions. The Company acknowledges that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

7.Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to discuss your employment with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

8.Non-Disparagement. You and the Company agree not to disparage each other, and the other's attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. For purposes of this Section 8, the obligations of the Company shall apply only to the senior management team and the members of the Board of Directors. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

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9.No Admission. This Agreement does not constitute an admission by you or by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

10.Breach. You agree that upon any material breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 5, 6, 7 and 8 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement.

11.Miscellaneous. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania as applied to contracts made and to be performed entirely within the Commonwealth of Pennsylvania.

VERRICA PHARMACEUTICALS INC.

By:_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Name:

Title:

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS AGREEMENT.

Joseph Bonaccorso

213698993

B-4